Exhibit 99.1

PDL BioPharma Provides First Quarter 2009 Revenue Guidance of Approximately $60 Million

Company Clarifies 2008 Dividend Information

INCLINE VILLAGE, NV, Mar 26, 2009 (MARKET WIRE via COMTEX) — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the first quarter ended March 31, 2009 of approximately $60 million, as compared with $50 million for the first quarter of 2008. The increase is due to increases in royalty revenues primarily driven by higher product sales of Avastin, Herceptin and Lucentis, which are marketed by Genentech, and sales of Tysabri, which is marketed by Elan. Royalty revenues are based on fourth quarter product sales by PDL’s licensees and include those for Synagis, which is marketed by MedImmune.

The above guidance is only preliminary and actual published results may differ from such guidance. PDL plans to release its financial results for the first quarter 2009 on Thursday, May 7, 2009. PDL will hold a conference call to discuss financial results and provide an update on company activities; information regarding the call will be announced in April.

Company Clarifies 2008 Dividend Information

In 2008, PDL made a cash distribution of $4.25 per share of its common stock in May 2008 and a stock distribution of one share of common stock of Facet Biotech Corporation (Facet) for every five shares of PDL common stock in December 2008. For each stockholder of PDL, Form 1099-DIV provides the actual allocation of 2008 distributions paid on PDL’s common stock. The federal income tax characteristics of the cash and stock distributions paid per share PDL common stock are presented below.

	Distribution	Dividend	Return of Basis
Per Share Data:
Cash Distribution	$4.25	$1.40	$2.85
Stock Distribution *	2.60	0.86	1.74

Total	6.85	2.26	4.59

*	Based on closing stock price of Facet shares on December 19, 2008 of $13.00 per share for every five shares of PDL or $2.60 per PDL share.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s expectations with respect to its 2009 royalty revenues.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and autoimmune diseases. This press release and further information about PDL BioPharma, Inc. can be found at: www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Contact:

David Carey

Lazar Partners

212-867-1768

SOURCE: PDL BioPharma

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